UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 17, 2012

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA		15275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 17, 2012 Atlas Resources Partners, L.P. (the “Partnership”) and Titan Merger Sub, LLC, an indirect wholly owned subsidiary of the Partnership (“MergerCo”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Titan Operating, L.L.C. (“Titan”) pursuant to which MergerCo will, subject to the terms and conditions of the Merger Agreement, merge with and into Titan, with Titan continuing as the surviving company and an indirect wholly owned subsidiary of the Partnership (the “Merger”). Titan owns interests in approximately 52 natural gas proved developed wells and approximately 250 Bcfe of proved reserves and 700 Bcfe of proved, probable and possible reserves and associated assets in the Barnett Shale, in each case located in Bend Arch—Fort Worth Basin in North Texas.

Subject to the terms and conditions of the Merger Agreement, if and when the Merger is completed, each holder of the Class A Units of Titan will be entitled to receive its pro rata share of the merger consideration of $200 million (the “Merger Consideration”), consisting of an approximately equal number of common units and preferred units of the Partnership based on the volume weighted average trading price for the 10-day period ended May 15, 2012 (representing a purchase price of $184 million in Partnership units based on the closing price of the Partnership’s common units on May 16, 2012). The Merger Consideration is subject to certain post-closing adjustments, and any increase in the Merger Consideration above $200 million will be paid to the holders of the Class A Units of Titan in cash at the closing. The Merger Agreement contains (a) customary representations and warranties of the Partnership and Titan; (b) covenants of the Partnership and Titan to conduct their respective businesses in the ordinary course until the Merger is completed; and (c) covenants of the Partnership and Titan not to take certain actions during such period, including prohibitions on the declaration or payment of dividends and distributions. Consummation of the Merger is expected to occur in mid-July and is subject to customary closing conditions. There can be no assurance that all of the closing conditions will be satisfied. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The common units and preferred units of the Partnership discussed above will be issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01.	Regulation FD Disclosure.

On May 17, the Partnership issued a press release related to the foregoing, in which the Partnership also updated distribution guidance for the second half of 2012 and for the year 2013. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Merger Agreement dated as of May 17, 2012 among Atlas Resource Partners, L.P., Titan Merger Sub, LLC and Titan Operating, L.L.C. The annexes, schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted annexes, schedules and exhibits will be furnished to the U.S. Securities and Exchange Commission upon request.

99.1	Press Release of Atlas Resource Partners, L.P. dated May 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 17, 2012	ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

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